UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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EOG Resources, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Beginning on April 23, 2014, EOG Resources, Inc. sent the following communication to certain stockholders of the Company.

Dear EOG Stockholder:

EOG Resources, Inc. is committed to operating in a safe and environmentally responsible manner.  EOG is also committed to open, collaborative engagement with our stockholders, continuous improvement and transparency.  Consistent with these commitments, and as detailed in EOG’s proxy statement for our 2014 Annual Meeting of Stockholders to be held on May 1, 2014, EOG regularly reviews and updates its website and other public disclosures to provide our stockholders and the public with information about the environmental, health and safety aspects of our operations and our practices for managing the related risks.  EOG also updates its disclosures as we incorporate new technologies and environmental protection measures into our operations to prevent incidents and protect the environment.  These disclosures address air emissions, climate change, water management, hydraulic fracturing, safety and health matters and community impact matters, among other topics.  EOG will publish expanded disclosures, as detailed in our proxy statement, during the second quarter of 2014 on these and other topics.  These expanded disclosures will contain enhanced narrative discussion and additional quantitative indicators regarding EOG’s safety and environmental performance.

Accordingly, EOG encourages you to vote (i) “AGAINST” the stockholder proposal concerning quantitative risk management reporting for hydraulic fracturing operations submitted jointly by the Green Century Equity Fund, The Comptroller of the State of New York and the Dominican Sisters of Hope (the “hydraulic fracturing proposal,” which is included as Proposal 4 in EOG’s 2014 proxy materials), and (ii) “AGAINST” the stockholder proposal concerning a methane emissions report submitted by Trillium Asset Management, LLC on behalf of, and pursuant to written authorization from, the Episcopal City Mission and The Sierra Club Foundation (the “methane emissions proposal,” which is included as Proposal 5 in EOG’s 2014 proxy materials).  Glass, Lewis & Co., LLC, one of the leading institutional proxy advisory firms, also recommends a vote “AGAINST” the hydraulic fracturing proposal and a vote “AGAINST” the methane emissions proposal.

Summary of Proposals

The hydraulic fracturing proposal, which is included as Proposal 4 in EOG’s proxy materials for the 2014 Annual Meeting of Stockholders to be held on May 1, 2014, requests that EOG report to its stockholders, via quantitative indicators, by December 31, 2014 and annually thereafter, regarding the results of EOG’s policies and practices to minimize the potential adverse impacts on ground and surface water from the company’s hydraulic fracturing operations associated with shale formations.

The methane emissions proposal, which is included as Proposal 5 in EOG’s proxy materials for the 2014 Annual Meeting of Stockholders, requests that EOG publish a report, to be available by October

2014, that reviews its policies, actions, and plans, on a play-by-play basis, in order to enhance and further develop measurement, disclosure, mitigation, and reduction targets for methane emissions resulting from all operations under EOG’s financial or operational control.

EOG’s Reporting and Disclosure Practices

As discussed in detail on pages 56-57 and 59-61 of EOG’s 2014 definitive proxy statement, EOG has provided, and will continue to provide, our stockholders and the public, through our website and other public disclosures, with significant and meaningful information regarding the environmental, health and safety aspects of our operations and our practices for managing the related risks, including, but not limited to, quantitative indicators with respect to water management and air emissions and detailed information regarding our water management practices and our practices associated with air emissions and climate change, among other topics.  In addition, EOG is in the process of participating in the Carbon Disclosure Project’s water and climate change programs for 2014, and we expect to participate in these programs in future years as well.

As such, we believe that we have more than adequately addressed the concerns raised by the stockholder proposals.

Glass Lewis Supports the Recommendations of EOG’s Board of Directors

As mentioned above, in its recently published analysis of the proposals to be voted on at EOG’s 2014 Annual Meeting of Stockholders, Glass, Lewis & Co., LLC, one of the leading institutional proxy advisory firms, recommends that EOG stockholders vote “AGAINST” the hydraulic fracturing proposal and vote “AGAINST” the methane emissions proposal.

In its detailed analysis of the hydraulic fracturing proposal, Glass Lewis reports that “[g]iven that the Company has not been the subject of any recent controversies regarding its fracking activities, that it provides board oversight of its environmental impacts and that its disclosure is in line with that of a broad spectrum of its peers in the fracking industry, we do not believe that adoption of this proposal would serve to enhance or protect shareholder value at this time.”  Glass Lewis further notes that “[w]hen there is no evidence of egregious or illegal conduct that might suggest poor oversight or management of environmental or social issues that may threaten shareholder value, Glass Lewis believes that management and reporting of environmental and social issues associated with business operations are generally best left to management and the directors who can be held accountable for failure to address relevant risks on these issues when they face re-election.”

Furthermore, in its detailed analysis of the methane emissions proposal, Glass Lewis reports that “[w]e believe that the Company has provided sufficient disclosure regarding its initiatives with regard to measuring and mitigating its methane emissions and do not find that the proponent has demonstrated that the Company has acted either illegally or egregiously with respect to its current methane measurement and mitigation strategies.”  Glass Lewis further notes that “[w]hile we believe that adopting methane emissions goals would be a laudable step, we believe that this type of decision could substantially affect the way in which a company operates, and therefore believe that decisions of this magnitude are best left to the management and the board of directors, who can be held accountable for these matters when facing re-election….[A]t this time, we are not convinced that the Company’s current practices present an imminent risk to shareholder value.”

EOG Recommends Stockholders Vote “AGAINST” the Hydraulic Fracturing Proposal and “AGAINST” the Methane Emissions Proposal

We believe that our new and expanded website disclosures, coupled with our other website disclosures, the disclosures in our SEC and other public filings and our participation in the Carbon Disclosure Project’s water and climate change programs, demonstrate our commitment to open, collaborative communications with our stockholders, continuous improvement, transparency and operating in an environmentally responsible and safe manner.

We encourage you to read the related discussion on pages 56-57 and 59-61 of EOG’s 2014 definitive proxy statement, and to visit the “Corporate Responsibility” section of EOG’s website (at www.eogresources.com) and review our disclosures regarding the environmental, health and safety aspects of our operations and our practices for managing the related risks.

We encourage you to vote “AGAINST” Proposal 4 and Proposal 5 at the 2014 Annual Meeting of Stockholders.

Thank you for giving these matters your attention and for your consideration in supporting EOG on these important matters.

Sincerely,

Michael P. Donaldson

Vice President, General Counsel and Corporate Secretary

April 23, 2014